                                              FILING PURSUANT TO RULE 424(B)(2)
                                           REGISTRATION STATEMENT NO. 333-59318

                           PROSPECTUS SUPPLEMENT NO. 4
                       (TO PROSPECTUS DATED JULY 23, 2001)
                                561,037 SHARES
                              CV THERAPEUTICS, INC.
                                  COMMON STOCK

         You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider carefully before making your investment decision.

         We are offering an aggregate of 561,037 shares of our common stock to Acqua Wellington North American Equities Fund, Ltd. pursuant to the terms and conditions of our common stock purchase agreement with Acqua Wellington, at an average price of $22.28 per share, pursuant to this prospectus supplement. The total purchase price for all of these shares is $12.5 million. We will receive proceeds from the sale of these shares of $12.5 million minus our expenses relating to the sale, which are estimated to be approximately $10,000. Acqua Wellington is an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. Acqua Wellington has informed us that it intends to use Carlin Equities Corp. as the broker-dealer for sales of any shares of common stock on the Nasdaq National Market. Carlin Equities Corp. is an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act.

         Our common stock is quoted on the Nasdaq National Market under the symbol "CVTX." The offering price of these shares was established with reference to prices of our common stock on the Nasdaq National Market for the period beginning July 31, 2002 and ending August 6, 2002, net of a discount of 5.0% per share.

         On August 7, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $23.91 per share. As of August 7, 2002, we had 25,834,339 shares of common stock outstanding.

    INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS"
              BEGINNING ON PAGE 1 OF THIS PROSPECTUS SUPPLEMENT AND
                    PAGE 1 OF THE ACCOMPANYING PROSPECTUS.

                                  RISK FACTORS

        AN INVESTMENT IN THE SECURITIES INVOLVES VARIOUS MATERIAL RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS UNDER THE HEADING "RISK FACTORS" AND ELSEWHERE IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AND QUARTERLY REPORT ON FORM 10-Q, AND IN OUR OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AS WELL AS THE FOLLOWING RISK FACTORS BEFORE PURCHASING THE SECURITIES.

     OUR PRODUCT CANDIDATES WILL TAKE AT LEAST SEVERAL YEARS TO DEVELOP, AND WE CANNOT ASSURE YOU THAT WE WILL SUCCESSFULLY DEVELOP, MARKET AND MANUFACTURE THESE PRODUCTS.

     Since our inception in 1990, we have dedicated substantially all of our resources to research and development. We do not have any marketed products, and we have not generated any product revenue. Because all of our potential products are in research, preclinical or clinical development, we will not realize product revenues for at least several years, if at all.

     We have not applied for or received regulatory approval in the United States or any foreign jurisdiction for the commercial sale of any of our products. All of our product candidates are either in clinical trials under an Investigational New Drug, or IND, or applicable foreign authority submission, or are in preclinical research and development. We have not submitted an NDA to the FDA or an equivalent application to any other foreign regulatory authorities for any of our product candidates, and the products have not been determined to be safe or effective in humans for their intended uses.

     Conducting clinical trials is a lengthy, time-consuming and expensive process. Before obtaining regulatory approvals for the commercial sale of any products, we must demonstrate to regulatory authorities through preclinical testing and clinical trials that our product candidates are safe and effective for use in humans. We will continue to incur substantial expense for, and devote a significant amount of time to, preclinical testing and clinical trials.

     Drug discovery methods based upon molecular cardiology are relatively new. We cannot be certain that these methods will lead to commercially viable pharmaceutical products. In addition, some of our compounds within our adenosine receptor research, metabolism, atherosclerosis and cell cycle inhibition programs are in the early stages of research and development. We have not submitted IND applications or commenced clinical trials for these new compounds. We cannot be certain when these clinical trials will commence, if at all. Because these compounds are in the early stages of product development, we could abandon further development efforts before they reach clinical trials.

     We cannot be certain that any of our product development efforts will be completed or that any of our products will be shown to be safe and effective. Regulatory authorities have broad discretion to interpret safety and efficacy data in making approval decisions. Even if we believe that a product is safe and effective, we cannot assure you that regulatory authorities will interpret the data the same way and we may not obtain the required regulatory approvals. Furthermore, we may not be able to manufacture our products in commercial quantities or market any products successfully.

     IF WE ARE UNABLE TO SATISFY THE REGULATORY REQUIREMENTS FOR OUR CLINICAL TRIALS, WE WILL NOT BE ABLE TO COMMERCIALIZE OUR DRUG CANDIDATES.

     All of our products may require additional development, preclinical studies and/or clinical trials, and will require regulatory approval, prior to commercialization. Any delays in our clinical trials would delay market launch, increase our cash requirements, increase the volatility of our stock price and result in additional operating losses.

     Many factors could delay completion of our clinical trials, including:

     o  slower than anticipated patient enrollment;

     o difficulty in obtaining sufficient supplies of clinical trial materials; and

     o  adverse events occurring during the clinical trials.

     For example, our first Phase III clinical trial of ranolazine, called Monotherapy Assessment of Ranolazine In Stable Angina, or MARISA, had challenging enrollment criteria. As a result, enrollment for this trial was slower than anticipated.

     In addition, data obtained from preclinical and clinical activities are susceptible to different interpretations, which could delay, limit or prevent regulatory approval. For example, some drugs that prolong the electrocardiographic QT interval carry an increased risk of serious cardiac rhythm disturbances, or arrhythmias, while other drugs that prolong the QT interval do not carry an increased risk of arrhythmias. Small but statistically significant increases in the QT interval were observed in clinical trials of ranolazine. However, other clinical and preclinical data do not suggest that ranolazine significantly pre-disposes patients to arrhythmias. Regulatory authorities may interpret these data differently, which could delay, limit or prevent regulatory approval of ranolazine.

     Delays in approvals or rejections of products may be based upon many factors, including regulatory requests for additional analyses, data and/or studies, regulatory questions regarding data and results, and/or changes in regulatory policy during the period of product development. For example, the initial clinical trials with ranolazine used an immediate release formulation of ranolazine, while a sustained release formulation, which is the formulation intended for commercial use, was used in the Phase III MARISA and CARISA trials and most other clinical trials conducted after 1997. Consequently, the NDA for ranolazine will contain data from trials using two different formulations, which is subject to interpretation by the FDA. An unfavorable interpretation could delay or preclude potential approval. Furthermore, regulatory attitudes towards the data and results required to demonstrate safety and efficacy change over time and can be affected by many factors, including agency funding, staffing and leadership. We cannot be sure whether future changes to the regulatory environment will be favorable or unfavorable to our business prospects.

     We may be unable to maintain our proposed schedules for IND applications and clinical protocol submissions to the FDA, initiations of clinical trials and completions of clinical trials, as a result of FDA regulatory action or other factors such as lack of funding or complications that may arise in any phase of the clinical trial program.

     Furthermore, even if our clinical trials occur on schedule, the results may differ from those obtained in preclinical studies and earlier clinical trials. Clinical trials may not demonstrate sufficient safety or efficacy to obtain the necessary approvals. For example, in November 1995, based on unfavorable efficacy data from a Phase II trial, we terminated a prior development program.

     IF WE ARE UNABLE TO SATISFY GOVERNMENTAL REGULATIONS RELATING TO THE DEVELOPMENT OF OUR DRUG CANDIDATES, WE MAY BE UNABLE TO OBTAIN OR MAINTAIN NECESSARY REGULATORY APPROVALS TO COMMERCIALIZE OUR PRODUCTS.

     The research, testing, manufacturing and marketing of drug products are subject to extensive regulation by numerous regulatory authorities in the United States and other countries. Failure to comply with FDA or other applicable regulatory requirements may subject a company to administrative or judicially imposed sanctions. These include:

     o  warning letters;

     o  civil penalties;

     o  criminal penalties;

     o  injunctions;

     o  product seizure or detention;

     o  product recalls;

     o  total or partial suspension of manufacturing; and

     o FDA refusal to review or approve pending NDAs or supplements to approved NDAs.

     The process of obtaining FDA and other required regulatory approvals, including foreign approvals, often takes many years and can vary substantially based upon the type, complexity and novelty of the products involved. Furthermore, this approval process is extremely expensive and uncertain. We may not be able to maintain our proposed schedules for the submission of an NDA for any of our products. We also cannot guarantee that any of our products under development will be approved for marketing by the FDA or corresponding foreign regulatory authorities. Even if marketing approval of a product is granted, we cannot be certain that we will be able to obtain the labeling claims necessary or desirable for the promotion of the product.

     In addition, the regulatory environment in which our regulatory submissions may be reviewed changes over time. For example, average review times at the FDA for marketing approval applications have fluctuated substantially over the last 10 years, with review times for marketing applications for new chemical entities having recently increased after having declined previously. In addition, review times at the FDA can be impacted by a variety of factors, including federal budget and funding levels and statutory and regulatory changes.

     Even if we obtain a marketing approval, we may be required to undertake post-marketing trials. In addition, identification of side effects or potential safety issues after a drug is on the market or the occurrence of manufacturing-related problems could cause or require subsequent withdrawal of approval, reformulation of the drug, additional preclinical testing or clinical trials, changes in labeling of the product, and/or additional regulatory approvals.

     If we receive a marketing approval, we will also be subject to ongoing FDA obligations and continued regulatory review, such as continued safety reporting requirements, and we are likely to be subject to FDA post-marketing obligations. In addition, we or our third party manufacturers will be required to adhere to stringent federal regulations setting forth current good manufacturing practices for pharmaceuticals, known as cGMP regulations. These regulations require, among other things, that we manufacture our products and maintain our records in a carefully prescribed manner with respect to manufacturing, testing and quality control activities.

     If we receive marketing approval and if any of our products or services become reimbursable by a government health care program, such as Medicare or Medicaid, we will become subject to certain federal and state health care fraud and abuse and reimbursement laws. These laws include the federal "Anti-Kickback Statute," "False Claims Act," "Prescription Drug Marketing Act," and "Physician Self-Referral Law," and their state counterparts. If and when we become subject to such laws, our arrangements with third parties, including health care providers, physicians, vendors, distributors, wholesalers and Innovex, will need to comply with these laws, as applicable. We do not know whether our existing or future arrangements will be found to be compliant. Violations of these statutes could result in substantial criminal and civil penalties and exclusion from governmental health care programs.

     OUR PRODUCTS, EVEN IF APPROVED BY THE FDA OR FOREIGN REGULATORY AGENCIES, MAY NOT BE ACCEPTED BY PHYSICIANS, INSURERS OR PATIENTS.

     If any of our products, after receiving FDA or foreign regulatory approvals, fail to achieve market acceptance, our ability to become profitable in the future will be adversely affected. We believe that market acceptance will depend on our ability to provide acceptable evidence of safety, efficacy and cost effectiveness. In addition, we believe that the level of market acceptance will depend in part on our ability to obtain favorable labeling claims that will not limit product usage or our marketing, promotional and sales programs, the effectiveness of our marketing strategy and the availability of government and private insurance reimbursement for our products.

     WE HAVE NO MARKETING OR SALES EXPERIENCE, AND IF WE ARE UNABLE TO ENTER INTO OR MAINTAIN COLLABORATIONS WITH MARKETING PARTNERS OR IF WE ARE UNABLE TO DEVELOP OUR OWN SALES AND MARKETING CAPABILITY, WE MAY NOT BE SUCCESSFUL IN COMMERCIALIZING OUR PRODUCTS.

     We currently have no sales or distribution capability and only limited marketing capability. As a result, we depend on collaborations with third parties, such as Innovex, Biogen and Fujisawa, which have established distribution systems and direct sales forces. To the extent that we enter into co-promotion or other licensing arrangements, our revenues will depend upon the efforts of third parties, over which we may have little control. For instance, we have entered into a sales and marketing services agreement with Innovex with respect to ranolazine. Innovex will market and sell ranolazine in the United States using a dedicated sales force if and when the FDA approves the marketing of ranolazine. Our successful commercialization of ranolazine depends on Innovex performing their contractual obligations, and the level of success will depend at least in part on Innovex's efforts. Similarly, Biogen is responsible for worldwide marketing and sales of any product that results from the AdentriTM program, and Fujisawa is responsible for marketing and sales of CVT-3146 in North America.

     If we are unable to reach and maintain agreement with one or more pharmaceutical companies or collaborative partners, we may be required to market our products directly. We may elect to establish our own specialized sales force and marketing organization to market our products to cardiologists. In order to do this, we would have to develop a marketing and sales force with technical expertise and with supporting distribution capability. Developing a marketing and sales force is expensive and time consuming and could delay any product launch. We cannot be certain that we will be able to develop this capacity.

     IF WE ARE UNABLE TO SECURE ADDITIONAL FINANCING, WE MAY BE UNABLE TO COMPLETE OUR RESEARCH AND DEVELOPMENT ACTIVITIES OR COMMERCIALIZE ANY PRODUCTS.

     We may require substantial additional funding in order to complete our research and development activities and commercialize any of our products. In the past, we have financed our operations primarily through the sale of equity and debt securities, payments from our collaborators, equipment and leasehold improvement financing and other debt financing. We have generated no product revenue and do not expect to do so for at least several years. We anticipate that our existing resources and projected interest income will enable us to maintain our current and planned operations for at least the next 24 months. However, we may require additional funding prior to that time.

     Additional financing may not be available on acceptable terms or at all. If we are unable to raise additional funds, we may, among other things:

     o have to delay, scale back or eliminate some or all of our research and/or development programs;

     o  lose rights under existing licenses;

     o have to relinquish more of, or all of, our rights to product candidates on less favorable terms than we would otherwise seek; and

     o  be unable to operate as a going concern.

     Our future capital requirements will depend on many factors, including:

     o the timing, scope and results of preclinical studies and clinical trials;

     o  the size and complexity of our programs;

     o  the time and costs involved in obtaining regulatory approvals;

     o the cost of manufacturing or obtaining preclinical and clinical material;

     o  our ability to establish and maintain corporate partnerships;

     o  competing technological and market developments;

     o  the costs involved in filing, prosecuting and enforcing patent claims;
        and

     o  scientific progress in our research and development programs.

     If additional funds are raised by issuing equity securities, substantial dilution to existing stockholders may result. There may be additional factors that could affect our need for additional financing. Many of these factors are not within our control.

     IF WE ARE UNABLE TO EFFECTIVELY PROTECT OUR INTELLECTUAL PROPERTY, WE MAY BE UNABLE TO COMPLETE DEVELOPMENT OF ANY PRODUCTS AND WE MAY BE PUT AT A COMPETITIVE DISADVANTAGE; AND IF WE ARE INVOLVED IN AN INTELLECTUAL PROPERTY RIGHTS DISPUTE, WE MAY NOT PREVAIL AND MAY BE SUBJECT TO SIGNIFICANT LIABILITIES OR REQUIRED TO LICENSE RIGHTS FROM A THIRD PARTY.

     Our success will depend to a significant degree on our ability to:

     o  obtain patents and licenses to patent rights;

     o  maintain trade secrets;

     o  obtain trademarks; and

     o  operate without infringing on the proprietary rights of others.

     In 2001, we received an issued patent from the U.S. Patent and Trademark Office for a method of using ranolazine sustained release formulations, including the formulation used in the MARISA and CARISA trials, for the treatment of chronic angina. In 2002, the scope of these claims was broadened to cover a wider range of sustained release formulations. However, in general we cannot be certain that patents will issue from any of our pending or future patent applications, that any issued patent will not be lost through an interference or opposition proceeding, reexamination request, infringement litigation or otherwise, that any issued patent will be sufficient to protect our technology and investments, or that we will be able to obtain extensions of patents beyond the initial term.

     Although United States patent applications are now published 18 months after their filing date, as provided by federal legislation enacted in 1999, this statutory change applies only to applications filed on or after November 29, 2000. Applications filed in the United States prior to this date are maintained in secrecy until a patent issues. As a result, we can never be certain that others have not filed patent applications for technology covered by our pending applications or that we were the first to invent the technology. There may be third party patents, patent applications, trademarks and other intellectual property relevant to our products, services and technology which are not known to us and that block or compete with our compounds, products, services or processes.

     Competitors may have filed applications for, or may have received patents or trademarks and may obtain additional patents, trademarks and proprietary rights relating to, compounds, products, services or processes that block or compete with ours. We may have to participate in interference proceedings declared by the Patent and Trademark Office. These proceedings determine the priority of invention and, thus, the right to a patent for the technology in the United States. In addition, litigation may be necessary to enforce any patents or trademarks issued to us or to determine the scope and validity of the proprietary rights of third parties. Litigation and interference proceedings, even if they are successful, are expensive to pursue, and we could use a substantial amount of our limited financial resources in either case.

     Just as it is important to protect our proprietary rights, we also must not infringe patents issued to competitors or breach the licenses that might cover technology used in our potential products. If our competitors own or have rights to technology that we need in our product development efforts, we will need to obtain a license to those rights. We cannot assure you that we will be able to obtain such licenses on economically reasonable terms. If we fail to obtain any necessary licenses, we may be unable to complete product development.

     We also rely on trade secrets to develop and maintain our competitive position. Although we protect our proprietary technology in part by confidentiality agreements with employees, consultants, collaborators, advisors and corporate partners, these agreements may be breached. We cannot assure you that the parties to these agreements will not breach them or that these agreements will provide meaningful protection or adequate remedies in the event of unauthorized use or disclosure of our proprietary technology. In that event, we may not have adequate remedies for any breach. As a result, third parties may gain access to our trade secrets, and our trade secrets and confidential technology may become public. In addition, it is possible that our trade secrets will otherwise become known or be discovered independently by our competitors.

     Patent litigation is widespread in the biopharmaceutical industry. Although no third party has asserted a claim of infringement against us, we cannot assure you that third parties will not assert patent or other intellectual property infringement claims against us with respect to our products or technology or other matters. If they do, we may not prevail and, as a result, may be subject to significant liabilities to third parties or may be required to license the disputed rights from the third parties or cease using the technology. We may not be able to obtain any necessary licenses on reasonable terms, if at all. Any such claims against us, with or without merit, as well as claims initiated by us against third parties, can be time-consuming and expensive to defend or prosecute.

     WE HAVE NO MANUFACTURING EXPERIENCE AND WILL DEPEND ON THIRD PARTIES TO MANUFACTURE OUR PRODUCTS.

     We do not currently operate manufacturing facilities for clinical or commercial production of our products under development. We have no experience in manufacturing and currently lack the resources or capability to manufacture any of our products on a clinical or commercial scale. As a result, we are dependent on corporate partners, licensees or other third parties for the manufacturing of clinical and commercial scale quantities of our products.

     For example, we have entered into agreements with third party manufacturers for clinical scale production of ranolazine's active pharmaceutical ingredient and for ranolazine tableting, which we believe are sufficient to support the remainder of the clinical program to support filing of an NDA for ranolazine for chronic angina. In addition, we have entered into several other manufacturing agreements relating to ranolazine, including for commercial scale or scale-up of bulk active pharmaceutical ingredient, tableting, and supply of a raw material component of the product. However, the commercial launch of ranolazine is dependent on these third party arrangements, and could be affected by any delays or difficulties in performance. In addition, because we have used different manufacturers for elements of the ranolazine supply chain in different clinical trials and for potential commercial supply prior to FDA approval of ranolazine, in order to obtain marketing approval we will be required to demonstrate to the FDA's satisfaction the bioequivalence of the multiple sources of ranolazine used in our clinical trials to the product to be commercially supplied. An unfavorable regulatory interpretation by the FDA could delay or preclude potential approval.

     Furthermore, we and our third party manufacturers must pass a preapproval inspection of facilities by the FDA and corresponding foreign regulatory authorities before obtaining marketing approval, and will be subject to periodic inspection by the FDA and corresponding foreign regulatory authorities. We cannot guarantee that such inspections will not result in compliance issues that could prevent or delay marketing approval, or require us to expend money or other resources to correct. In addition, drug product manufacturing facilities in California must be licensed by the State of California, and other states may have comparable requirements. We cannot assure you that we will be able to obtain such licenses.

     IF THE MARKET PRICE OF OUR STOCK CONTINUES TO BE HIGHLY VOLATILE, THE VALUE OF YOUR INVESTMENT IN OUR COMMON STOCK MAY DECLINE.

     Within the last 12 months, our common stock has traded between $14.68 and $60.85. The market price of the shares of common stock for our company has been and may continue to be highly volatile. Announcements may have a significant impact on the market price of our common stock. These announcements may include:

     o results of our clinical trials and preclinical studies, or those of our corporate partners or our competitors;

     o achievement of other research or development milestones, such as completion of enrollment of a clinical trial or making a regulatory filing;

     o  our operating results;

     o  developments in our relationships with corporate partners;

     o  developments affecting our corporate partners;

     o negative regulatory action or regulatory approval with respect to our new products or our competitors' new products;

     o government regulations, reimbursement changes and governmental investigations or audits related to us or to our products;

     o developments related to our patents or other proprietary rights or those of our competitors;

     o changes in the position of securities analysts with respect to our stock;

     o operating results below the expectations of public market analysts and investors; and

     o market conditions for biopharmaceutical or biotechnology stocks in general.

     In addition, if we fail to reach an important research or development milestone by a publicly expected deadline, even if by only a small margin, there could be a significant impact on the market price of our common stock. For example, in January 2001, we announced that additional patients would need to be enrolled in our Phase III CARISA trial of ranolazine to meet a protocol requirement, thereby delaying completion of enrollment by a number of months. The price of our common stock decreased significantly after this announcement.

     The stock market has from time to time experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging biotechnology and biopharmaceutical companies, and which have often been unrelated to their operating performance. These broad market fluctuations may adversely affect the market price of our common stock. In addition, sales of substantial amounts of our common stock in the public market could lower the market price of our common stock.

     OUR FAILURE TO MANAGE OUR RAPID GROWTH COULD HARM OUR BUSINESS.

     We have experienced rapid growth and expect to continue to expand our operations over time. As we prepare for the commercialization of ranolazine, continue to conduct clinical trials for our product candidates and expand our drug discovery efforts, we have added personnel in many areas, including operations, regulatory, clinical, finance and information systems. We may not manage this growth effectively, which would harm our business and cause us to incur higher operating costs. If rapid growth continues, it may strain our operational, managerial and financial resources.

     OUR INDEBTEDNESS AND DEBT SERVICE OBLIGATIONS MAY ADVERSELY AFFECT OUR CASH FLOW.

     Our annual debt service obligations on our 4.75% convertible subordinated notes due 2007 are approximately $9.3 million per year in interest payments. We intend to fulfill our debt service obligations from our existing cash and investments. If in the future we are unable to generate cash or raise additional cash through financings sufficient to meet these obligations and need to use existing cash or liquidate investments in order to fund our debt service obligations, we may have to delay or curtail research and development programs.

     We may add additional lease lines to finance capital expenditures and/or may obtain additional long-term debt and lines of credit. If we issue other debt securities in the future, our debt service obligations will increase further.

     Our indebtedness could have significant additional negative consequences, including:

     o requiring the dedication of a substantial portion of our expected cash flow to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including funding our research and development programs and other capital expenditures;

     o  increasing our vulnerability to general adverse economic conditions;

     o  limiting our ability to obtain additional financing; and

     o placing us at a possible competitive disadvantage to less leveraged competitors and competitors that have better access to capital resources.

                                    GENERAL

         You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of these documents.

         NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 8, 2002.

                                   PROSPECTUS

                                  $190,000,000

                                     [LOGO]

                                  COMMON STOCK

                               ------------------

    This prospectus will allow us to issue, from time to time in one or more offerings, up to $190,000,000 in the aggregate of our common stock and the rights to acquire our series A junior participating preferred stock that are attached to and trade with the common stock. This means:

    - we will provide a prospectus supplement each time we issue common stock;

    - the prospectus supplement will inform you about the specific terms of that offering and may also add, update or change information contained in this document; and

    - you should read this prospectus and any prospectus supplement carefully before you invest.

    SEE "RISK FACTORS" BEGINNING ON PAGE 1 FOR A DISCUSSION OF MATERIAL RISKS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN OUR SECURITIES BEING SOLD WITH THIS PROSPECTUS.

    Our common stock is traded on the Nasdaq National Market under the symbol "CVTX." On July 20, 2001, the reported last sale price for our common stock on the Nasdaq National Market was $47.55 per share.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is July 23, 2001.

    We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement as if we had authorized it. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is correct on any date after their respective dates, even though this prospectus or any prospectus supplement is delivered or securities are sold on a later date.

                               TABLE OF CONTENTS

RISK FACTORS................................................    1
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........    1
AVAILABLE INFORMATION.......................................    2
THE COMPANY.................................................    2
DESCRIPTION OF CAPITAL STOCK................................    3
USE OF PROCEEDS.............................................    3
PLAN OF DISTRIBUTION........................................    4
LEGAL MATTERS...............................................    7
EXPERTS.....................................................    7
INCORPORATION BY REFERENCE..................................    8

                                  RISK FACTORS

    Before you decide whether to purchase any of our securities, in addition to the other information in this prospectus, you should carefully consider the following risk factor as well as the risk factors set forth under the heading "Risk Factors" in the section entitled "Item 1--Business" in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus, as the same may be updated from time to time by our future filings under the Securities Exchange Act. For more information, see the section entitled "Incorporation by Reference."

IF SHARES OF COMMON STOCK ARE PURCHASED IN AN EQUITY LINE OF CREDIT TRANSACTION, EXISTING COMMON STOCKHOLDERS WILL EXPERIENCE IMMEDIATE DILUTION AND, AS A RESULT, OUR STOCK PRICE MAY GO DOWN.

    We have entered into a common stock purchase agreement with Acqua Wellington North American Equities Fund, Ltd. pursuant to which Acqua Wellington may purchase shares of our common stock at a discount between 4.0% and 6.0%, to be determined based on our market capitalization at the start of the draw-down period. As a result, our existing common stockholders will experience immediate dilution upon the purchase of any shares of our common stock by Acqua Wellington. The purchase agreement with Acqua Wellington provides that, at our request, Acqua Wellington will purchase a certain dollar amount of shares, with the exact number of shares to be determined based on the per share market price of our common stock over the draw-down period for such purchase. As a result, if the per share market price of our common stock declines over the draw-down period, Acqua Wellington will receive a greater number of shares for its purchase price, thereby resulting in further dilution to our stockholders and potential downward pressure on the price of our stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future clinical or product development or financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of those terms and other comparable terminology.

    These statements reflect only management's current expectations. Important factors that could cause actual results to differ materially from the forward-looking statements we make or incorporate by reference in this prospectus are set forth under the heading "Risk Factors" in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent Annual Report on Form 10-K, as may be updated from time to time by our future filings under the Securities Exchange Act, and elsewhere in the documents incorporated by reference in this prospectus. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

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                             AVAILABLE INFORMATION

    We are subject to the information requirements of the Securities Exchange Act and we therefore file periodic reports, proxy statements and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. The reports, proxy statements and other information we file may be inspected and copied at prescribed rates at the Securities and Exchange Commission's Public Reference Room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and should be available for inspection and copying at the Securities and Exchange Commission's regional office located at 44 Montgomery Street, Suite 1100, San Francisco, California 94104. You may obtain information on the operation of the Securities and Exchange Commission's Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy statements and other information regarding issuers like us that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission's Internet site is http://www.sec.gov.

    This prospectus constitutes part of a registration statement on Form S-3 filed under the Securities Act with respect to the securities. As permitted by the Securities and Exchange Commission's rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the Securities and Exchange Commission, at the public reference facilities maintained by the Securities and Exchange Commission in Washington, D.C. and San Francisco, California.

    Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

                                  THE COMPANY

    CV Therapeutics was incorporated in Delaware in December 1990, and in June 1992 we changed our name to CV Therapeutics, Inc. We are a biopharmaceutical company engaged in the discovery and development of new small molecule drugs to treat cardiovascular disease, the leading cause of death in the United States.

    Our executive offices are located at 3172 Porter Drive, Palo Alto, California 94304, and our telephone number is (650) 812-0585. CV
Therapeutics, Inc. and the CV Therapeutics logo are our service marks. All other service marks and all brand names or trademarks appearing in this prospectus are the property of their respective holders.

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                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of 85,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. As of June 6, 2001, there were 19,788,298 shares of common stock outstanding and no shares of preferred stock outstanding.

COMMON STOCK

    The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders, including the election of directors. Stockholders are not entitled to cumulative voting rights. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors, in its discretion, from funds legally available therefor and subject to prior dividend rights of holders of any shares of preferred stock which may be outstanding. Upon our liquidation, dissolution or winding up, subject to prior liquidation rights of the holders of preferred stock, the holders of common stock are entitled to receive on a pro rata basis our remaining assets available for distribution. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. Attached to and trading with each share of common stock are the rights to acquire our series A junior participating preferred stock pursuant to our First Amended and Restated Rights Agreement dated as of July 19, 2000. Each share of common stock carries with it one right to purchase 1/100th of a share of our series A junior participating preferred stock.

PREFERRED STOCK

    Of the 5,000,000 shares of preferred stock that we are authorized to issue, 300,000 shares are designated series A junior participating preferred stock and are reserved for issuance pursuant to our Rights Agreement. Our board of directors is authorized without further stockholder action to provide for the issuance of up to 5,000,000 shares of our preferred stock, in one or more series, with such voting powers, full or limited, and with such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue of a series of such stock adopted, at any time or from time to time, by our board of directors. The rights of the holders of each series of the preferred stock will be subordinate to those of our general creditors.

                                USE OF PROCEEDS

    Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, which may include funding research, development and product manufacturing, increasing our working capital, reducing indebtedness, acquisitions or investments in businesses, products or technologies that are complementary to our own, and capital expenditures. Pending the application of the net proceeds, we expect to invest the proceeds in investment-grade, interest-bearing securities.

                                       3
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                              PLAN OF DISTRIBUTION

GENERAL

    We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. The securities also may be sold pursuant to what is known as an equity line of credit, as described below under the heading "Equity Line of Credit." We may sell the securities (1) through underwriters or dealers,
(2) through agents, and/or (3) directly to one or more purchasers. We may distribute the securities from time to time in one or more transactions at:

    - a fixed price or prices, which may be changed;

    - market prices prevailing at the time of sale;

    - prices related to the prevailing market prices; or

    - negotiated prices.

    We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

    If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

    If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

    In the event we enter into an agreement regarding an equity line of credit, other than as described below, which contemplates an at the market equity offering, we will file a post-effective amendment to this registration statement that identifies the underwriter(s) in that at the market equity offering.

    With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

    Shares of common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on the Nasdaq National Market. Other securities may or may not be listed on the Nasdaq National Market or a national securities exchange. To facilitate the offering of securities, other than securities offered through an equity line of credit, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve

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

the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

    The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

EQUITY LINE OF CREDIT

    On August 7, 2000 we entered into what is sometimes termed an equity line of credit arrangement with Acqua Wellington North American Equities Fund, Ltd. Specifically, we entered into a common stock purchase agreement with Acqua Wellington, which, as amended and restated, provides that Acqua Wellington is committed to purchase up to $149,000,000 of our common stock over the 40-month term of the purchase agreement. We have filed the purchase agreement as an exhibit to this registration statement. The total amount of securities available under the purchase agreement, as amended and restated, does not exceed 10% of the aggregate market value of our outstanding common stock that was held by non-affiliates within sixty days prior to August 7, 2000. From time to time beginning in August 2000 and ending in December 2003 and at our sole discretion, we may present Acqua Wellington with draw down notices constituting offers to purchase our common stock over 18 consecutive trading days or such other number of trading days as agreed upon by us and Acqua Wellington. Under the purchase agreement, we are able to present Acqua Wellington with up to 36 draw down notices during the term of the agreement, with a minimum of five trading days required between each draw down period.

    Once presented with a draw down notice, Acqua Wellington is required to purchase a pro rata portion of the shares on each trading day during the trading period on which the daily volume weighted average price for our common stock exceeds a threshold price for such draw down determined by us and set forth in the draw down notice. The per share purchase price for these shares equals the daily volume weighted average price of our common stock on each date during the draw down period on which shares are purchased, less a discount ranging from 4.0% to 6.0%, based on our market capitalization on the date we issue the draw down notice. If the daily volume weighted average price of our common stock falls below the threshold price on any trading day during a draw down period, the purchase agreement provides that Acqua Wellington will not be required to purchase the pro-rata portion of shares of common stock allocated to that day. However, at its election, Acqua Wellington could buy the pro-rata portion of shares allocated to that day at the threshold price less the discount described above.

    The purchase agreement also provides that from time to time and at our sole discretion we may grant Acqua Wellington the right to exercise one or more call options to purchase additional shares of our common stock during each draw down pricing period for the amount that we specify; provided, however, that (1) each such amount that we specify must be for a minimum of $50,000, (2) the aggregate of all such amounts that we specify during a draw down pricing period may not exceed $8,000,000 or such other amount as we may agree upon with Acqua Wellington and (3) the amount of proceeds we receive by a call option on any given trading day in a draw down pricing period may not exceed $1,000,000. Upon Acqua Wellington's exercise of the call option, we will issue and sell the shares of our common stock subject to the call option at a price equal to the greater of the daily volume weighted average price of our common stock on the day Acqua Wellington notifies us of its

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election to exercise its call option or the threshold price for the call option determined by us and set forth in the draw down notice, less a discount ranging from 4.0% to 6.0%, based on our market capitalization on the date we issue the draw down notice.

    In addition to our issuance of shares of common stock to Acqua Wellington pursuant to the purchase agreement, this prospectus also covers the sale of those shares from time to time by Acqua Wellington to the public. Acqua Wellington is an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act.

    Acqua Wellington has informed us that it intends to use Carlin Equities Corp. as the broker-dealer to sell shares of common stock on the Nasdaq National Market. Such sales will be made on the Nasdaq National Market at prices and at terms then prevailing or at prices related to the then current market price. Carlin Equities Corp. is the same broker-dealer that Acqua Wellington used to sell shares of common stock it purchased from us in September 2000, October 2000, November 2000 and February 2001 pursuant to draw down notices we delivered in August 2000, September 2000, October 2000 and January 2001 and call options exercised by Acqua Wellington during certain of the draw down pricing periods following our delivery of such draw down notices. Carlin Equities Corp. is an underwriter within the meaning of
Section 2(a)(11) of the Securities Act. We filed prospectus supplements to our registration statement no. 333-41718 on September 5, 2000, October 6, 2000, November 8, 2000 and February 13, 2001 and according to a telephone interpretation issued by the SEC Staff, we should have filed a post-effective amendment to that registration statement naming Acqua Wellington and Carlin Equities Corp. as underwriters. Acqua Wellington has informed us that Carlin Equities Corp., which is not an affiliate of Acqua Wellington, will receive commissions from Acqua Wellington which will not exceed customary brokerage commissions. Acqua Wellington also will pay other expenses associated with the sale of the common stock it acquires pursuant to the purchase agreement.

    The shares of common stock may be sold in one or more of the following manners:

    - ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

    - a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction.

    Acqua Wellington has agreed that prior to, during the term of and for a period of three months after the termination of the purchase agreement, neither Acqua Wellington nor any of its affiliates will, directly or indirectly, sell any of our securities except the shares that it owns or has the right to purchase pursuant to the provisions of a draw down notice. Acqua Wellington has agreed that it will not enter into a short position with respect to shares of our common stock except that Acqua Wellington may sell shares that it has not yet taken delivery of pursuant to the provisions of a draw down notice so long as Acqua Wellington covers any such sales with the shares purchased pursuant to such draw down notice. Acqua Wellington has further agreed that it will not grant any option to purchase or acquire any right to dispose or otherwise dispose for value of any shares of our common stock or any securities convertible into, or exchangeable for, or warrants to purchase, any shares of our common stock, or enter into any swap, hedge or other agreement that transfers, in whole or in part, the economic risk of ownership of our common stock, except for the sales permitted by the purchase agreement. Acqua Wellington also has agreed that its sales of our common stock on any trading day will not represent more than 20% of the total trading volume of our common stock for that trading day.

    In addition, Acqua Wellington and Carlin Equities Corp. will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, including without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit

                                       6
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the timing of purchases and sales of shares of common stock by Acqua
Wellington or Carlin Equities Corp. Under these rules and regulations, Acqua Wellington and Carlin Equities Corp.:

    - may not engage in any stabilization activity in connection with our securities;

    - must furnish each broker which offers shares of our common stock covered by this prospectus with the number of copies of this prospectus and any prospectus supplement which are required by each broker; and

    - may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the shares of common stock by Acqua Wellington and Carlin Equities Corp.

    We have agreed to indemnify and hold harmless Acqua Wellington and Carlin Equities Corp. against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact contained in or incorporated by referenced in the registration statement of which this prospectus is a part, or any omission or alleged omission to state in the registration statement or any document incorporated by reference in the registration statement, a material fact required to be stated therein or necessary to make the statements therein not misleading, unless made or omitted in reliance upon written information provided to us by Acqua Wellington or Carlin Equities Corp. We have agreed to pay fifty thousand dollars ($50,000) of Acqua Wellington's reasonable attorneys' fees and expenses (exclusive of disbursements and out-of-pocket expenses) incurred by Acqua Wellington in connection with the preparation, negotiation, execution and delivery of the purchase agreement. We have also agreed to pay all reasonable fees and expenses incurred by Acqua Wellington in connection with any amendments, modifications or waivers of the purchase agreement.

    The purchase agreement as executed and as amended and restated as of August 7, 2000 has been incorporated by reference into and has been filed as an exhibit to this registration statement.

                                 LEGAL MATTERS

    Certain legal matters with respect to the shares of our common stock offered pursuant to this registration statement will be passed upon for us by Latham & Watkins, Menlo Park, California. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

                                    EXPERTS

    Ernst & Young LLP, independent auditors have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

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                           INCORPORATION BY REFERENCE

    We have elected to "incorporate by reference" certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission:

    - Annual Report on Form 10-K for the fiscal year ended December 31, 2000, including information specifically incorporated by reference into our Form 10-K from our definitive proxy statement for our 2001 Annual Meeting of Stockholders;

    - Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001;

    - Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 5, 2001;

    - Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 21, 2001;

    - Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 23, 2001;

    - Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 12, 2001; and

    - the description of our common stock contained in our Registration Statement on Form 8-A (File No. 000-21643), filed with the Securities and Exchange Commission on October 30, 1996.

    We are also incorporating by reference all other reports that we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this prospectus and the termination of the offering.

    To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to CV Therapeutics, Inc., Attention: Investor Relations, 3172 Porter Drive, Palo Alto, California 94304 (telephone (650) 812-0585). The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

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